EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of $1.72 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended June 30, 2025

SPRINGFIELD, Mo., July 16, 2025 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended June 30, 2025, were $1.72 per diluted common share ($19.8 million net income) compared to $1.45 per diluted common share ($17.0 million net income) for the three months ended June 30, 2024.

For the quarter ended June 30, 2025, annualized return on average common equity was 12.81%, annualized return on average assets was 1.34%, and annualized net interest margin was 3.68%, compared to 12.03%, 1.17% and 3.43%, respectively, for the quarter ended June 30, 2024.

Second Quarter 2025 Key Results:

  Net Interest Income: Net interest income for the second quarter of 2025 increased $4.2 million (or approximately 8.9%) to $51.0 million compared to $46.8 million for the second quarter of 2024, largely driven by lower interest expense on deposit accounts and other borrowings. Annualized net interest margin was 3.68% for the quarter ended June 30, 2025, compared to 3.43% for the quarter ended June 30, 2024, and 3.57% for the quarter ended March 31, 2025. During the quarter ended June 30, 2025, the Company recorded $434,000 of interest income related to recoveries on non-accrual loans and other cash-basis assets, positively affecting net interest income and net interest margin.
  Asset Quality: Non-performing assets and potential problem loans totaled $15.3 million at June 30, 2025, a decrease of $1.3 million from $16.6 million at December 31, 2024. At June 30, 2025, non-performing assets were $8.1 million (0.14% of total assets), a decrease of $1.5 million from $9.6 million (0.16% of total assets) at December 31, 2024.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.22 billion and $338.9 million, respectively, at June 30, 2025. In addition, at June 30, 2025, the Company had unpledged securities with a market value totaling $349.3 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank.
  Capital: The Company’s capital position remained strong as of June 30, 2025, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2025, the Company’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.5%, and Total Capital Ratio was 14.7%. The Company’s tangible common equity to tangible assets ratio was 10.5% at June 30, 2025. In June 2025, the Company redeemed at par all of its outstanding subordinated notes, which had an aggregate principal amount of $75.0 million.
  Significant Item Impacting Non-Interest Income: In the quarter ended June 30, 2025, the Company recorded income of $1.1 million related to exits from, and other activities of, its investments in tax credit partnerships. This was an unusually large amount for the Company, but this type of income occurs from time to time. We cannot, however, anticipate the amount or timing of this income with certainty.

Selected Financial Data:

	Three Months Ended
	June 30,	June 30,	March 31,
	2025	2024	2025
	(Dollars in thousands, except per share data)

Net interest income	$50,963	$46,818	$49,334
Provision (credit) for credit losses on loans and unfunded commitments	(110)	(607)	(348)
Non-interest income	8,212	9,833	6,590
Non-interest expense	35,005	36,409	34,822
Provision for income taxes	4,494	3,861	4,290

Net income	$19,786	$16,988	$17,160

Earnings per diluted common share	$1.72	$1.45	$1.47

Joseph W. Turner, President and CEO of Great Southern, commented, “The second quarter was marked by continued execution of our strategy to maintain core banking fundamentals, drive earnings, and improve tangible book value per share. Our core credit and operating metrics remained sound, with solid quarterly profitability driven by steady margins, ongoing disciplined expense control, and continued strong credit quality. We reported net income of $19.8 million, or $1.72 per diluted common share, for the second quarter of 2025, compared to $17.0 million, or $1.45 per diluted common share, in the same period last year. The increase in net income compared to the prior year quarter reflects strong growth in net interest income, which rose $4.2 million, or 8.9%, largely due to lower interest expense on deposit accounts and borrowings. The second quarter of 2025 and 2024 each had significant unusual or non-recurring items included in non-interest income, which are noted elsewhere in this earnings release. Non-interest expense also decreased from the year-ago quarter due to significant legal and professional fees recorded in 2024.”

Turner noted, “Despite lingering external economic pressures, our core operations continued to perform well. Total interest income for the second quarter of 2025 was $81.0 million, reflecting stable yields on loans and investment securities. Net interest income for the quarter increased to $51.0 million, supported by our continued disciplined asset-liability management and lower deposit interest costs, despite competitive pressures. We also saw stability in our core non-time deposit balances, reflecting the strength of customer relationships and the enduring value of our franchise.”

Turner added, “Our balance sheet remains well positioned, with total assets of approximately $5.85 billion at June 30, 2025, and a loan portfolio that reflects a balanced approach to growth and risk management, as we serve our constituent markets. We emphasize prudent lending practices through our relationship-based lending resulting in strong credit quality. Given our emphasis on balancing loan growth with appropriate pricing and loan structure, we saw a $156 million net loan reduction in the quarter, which included a $30 million loan payoff at the end of the quarter. Large loan payoffs tend to fluctuate, but we did experience a higher level of such payoffs in the second quarter of 2025. Our allowance for credit losses stood at $64.8 million at June 30, 2025, representing 1.41% of total loans. Our non-performing assets decreased $1.5 million from both March 31, 2025, and December 31, 2024, to $8.1 million, or 0.14% of total assets, highlighting our prudent underwriting standards and ongoing credit monitoring.”

Turner further noted, “On the expense side, we remain focused on operating discipline. Non-interest expense totaled $35.0 million for the second quarter of 2025, an improvement of $1.4 million from the prior-year second quarter, with reductions in legal and professional fees and expense on other real estate owned, partially offset by modest increases in technology investments. Non-interest income totaled $8.2 million for the second quarter of 2025, which did include some significant unusual income as we’ve noted.”

Turner continued, “As we look ahead, our priorities remain consistent: control costs, safeguard credit quality, and optimize our funding mix to enable continued growth and long-term financial stability. At June 30, 2025, our capital and liquidity positions were solid, with a tangible common equity ratio of 10.5% and approximately $2.2 billion of secured available lines and on-balance sheet liquid assets, providing us with the capital and liquidity we need to support customers, pursue strategic growth opportunities, and continue returning value to shareholders through dividends and share repurchases. In the second quarter of 2025 we repurchased nearly 176,000 shares of our common stock. In June 2025, we redeemed all of the Company’s outstanding 5.50% fixed-to-floating rate subordinated notes, with an aggregate principal balance of $75 million, in advance of a step up in rate, thereby avoiding a significant increase in interest cost.”

“Great Southern’s second-quarter 2025 results demonstrate the strength and consistency of our business model and our ability to deliver sustainable returns, supported by strong customer relationships and disciplined management. Our focus on long-term value creation is steadfast as our team works daily to meet the needs of our customers, communities and shareholders,” Turner concluded.

NET INTEREST INCOME

	Three Months Ended
	June 30,	June 30,	March 31,
	2025	2024	2025
	(Dollars in thousands)
Interest Income	$80,975	$80,927	$80,243
Interest Expense	30,012	34,109	30,909

Net Interest Income	$50,963	$46,818	$49,334

Net interest margin	3.68%	3.43%	3.57%
Average interest-earning assets to average interest-bearing liabilities	126.9%	126.7%	125.5%

Net interest income for the second quarter of 2025 increased $4.2 million to $51.0 million, compared to $46.8 million for the second quarter of 2024. This increase in net interest income was driven primarily by higher investment interest income and improved overall yields, as well as the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits to reduce interest expense. Net interest margin was 3.68% in the second quarter of 2025, compared to 3.43% in the same period of 2024 and 3.57% in the first quarter of 2025. Compared to the 2024 second quarter, the average yield on loans decreased 11 basis points, the average yield on investment securities increased 27 basis points and the average yield on other interest earning assets decreased 101 basis points. The average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreased 36 basis points, 63 basis points and 74 basis points, respectively, in the three months ended June 30, 2025 compared to the three months ended June 30, 2024. The average interest rate spread was 3.09% for the three months ended June 30, 2025, compared to 2.77% for the three months ended June 30, 2024 and 3.00% for the three months ended March 31, 2025.

Net interest margin was positively impacted by the receipt of interest income which had not been accrued for, as outlined above, under “Second Quarter 2025 Key Results – Net Interest Income.” This additional interest income contributed three basis points to net interest margin in the second quarter of 2025. While we currently believe that interest income recoveries such as this may occur in future periods, we cannot anticipate the amount or timing of this income with certainty.

The average rate paid on total interest-bearing liabilities decreased from 3.17% in the 2024 second quarter to 2.75% in the 2025 second quarter. The average rates paid on deposits and borrowings decreased compared to the prior-year second quarter as market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2024. Yields on the Company’s portfolio of investment securities increased compared to the prior-year second quarter due to higher-yielding securities purchased in the second quarter of 2024. While market interest rates decreased compared to the second quarter of 2024, the average yield on loans only decreased slightly as cash flows from lower-rate fixed rate loans were redeployed into loans with comparably higher rates of interest.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has, from time to time, strategically utilized derivative financial instruments, primarily interest rate swaps, as part of its interest rate risk management strategy.

The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	June 30,	June 30,	March 31,
	2025	2024	2025
	(In thousands)
Terminated interest rate swaps	$2,025	$2,025	$2,003
Active interest rate swaps	(1,757)	(2,769)	(1,742)

Increase (decrease) to interest income	$268	$(744)	$261

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, is being accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. After this date, the Company will no longer have the benefit of that income from the terminated swap. The Company anticipates recording approximately $2.0 million in interest income from the terminated swap in the third quarter of 2025, after which no further interest income will be realized.

The Company’s net interest income in the second quarter of 2025 increased 8.9% compared to net interest income in the second quarter of 2024. The cost of deposits has been negatively impacted over several quarters by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. After the second quarter of 2023, the Company had a significant amount of time deposits maturing at relatively low interest rates. These deposits were either renewed at higher rates or withdrawn, requiring the Company to replace the withdrawn deposits with other funding sources at then-current market rates. Market rates for time deposits for much of 2024 remained elevated, but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024 and signaled that further rate cuts may occur in late 2025. As of June 30, 2025, time deposit maturities over the next 12 months were as follows: within three months -- $696 million, with a weighted-average rate of 3.93%; within three to six months -- $460 million, with a weighted-average rate of 3.83%; and within six to twelve months -- $124 million, with a weighted-average rate of 3.37%. Based on time deposit market rates in June 2025, replacement rates for these maturing time deposits are likely to be approximately 3.35-3.85%.

NON-INTEREST INCOME

For the quarter ended June 30, 2025, non-interest income decreased $1.6 million to $8.2 million when compared to the quarter ended June 30, 2024, primarily as a result of the following items:

  Other income: Other income decreased $1.6 million compared to the prior-year quarter. In the second quarter of 2024, the Company recorded $2.7 million of other income, net of expenses and write-offs, related to the termination of the master agreement between the Company and a third-party software vendor for the intended conversion of the Company’s core banking platform. Separately, in the quarter ended June 30, 2025, the Company recorded income of $1.1 million related to exits from, and other activities of, its investments in tax credit partnerships.
  Net gains on loan sales: Net gains on loan sales decreased $234,000 compared to the prior-year quarter. The decrease was due to a decrease in balance of fixed-rate single-family mortgage loans originated and sold during the 2025 period compared to the 2024 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.
  Late charges and fees on loans: Late charges and fees on loans increased $204,000 compared to the prior-year quarter. This increase was primarily due to prepayment fees on one large commercial real estate loan, which paid off in the 2025 quarter.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2025, non-interest expense decreased $1.4 million to $35.0 million when compared to the quarter ended June 30, 2024, primarily as a result of the following items:

  Legal, audit and other professional fees: Legal, audit and other professional fees decreased $935,000, or 50.2%, from the prior-year quarter, to $929,000. In the quarter ended June 30, 2024, the Company expensed a total of $902,000 related to training and implementation costs for the intended core systems conversion and professional fees to consultants engaged to support the Company’s proposed transition of core and ancillary software and information technology systems, compared to $46,000 in costs expensed in the quarter ended June 30, 2025.
  Expense on other real estate owned: Expenses on other real estate owned decreased $453,000, or 158.9%, from the prior-year quarter. In the quarter ended June 30, 2025, the Company collected a total of $445,000 in rental income from other real estate owned, compared to $24,000 collected for the quarter ended June 30, 2024. The 2025 period included rental income from the $6.0 million office building asset that was added to other real estate owned in the fourth quarter of 2024. See “Asset Quality” below.
  Other operating expenses: Other operating expenses decreased $444,000, or 17.3%, from the prior-year quarter. In the 2024 period, the Company recorded expenses totaling $600,000 related to the resolution of compliance matters, with no similar expenses recorded in the current-year quarter.
  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $594,000, or 7.6%, from the prior-year quarter. Various components of computer license and support expenses related to upgrades of core systems capabilities collectively increased by $502,000 in the second quarter of 2025 compared to the second quarter of 2024.

The Company’s efficiency ratio for the quarter ended June 30, 2025, was 59.16% compared to 64.27% for the same quarter in 2024. The Company’s ratio of non-interest expense to average assets was 2.37% for the three months ended June 30, 2025, compared to 2.50% for the three months ended June 30, 2024. Average assets for the three months ended June 30, 2025, increased $86.0 million, or 1.5%, compared to the three months ended June 30, 2024, primarily due to growth in average balances of net loans and investment securities.

INCOME TAXES

For each of the three months ended June 30, 2025 and 2024, the Company's effective tax rate was 18.5%. For the six months ended June 30, 2025 and 2024, the Company's effective tax rate was 19.2% and 18.8%, respectively. These effective rates were below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 20.0% in future periods.

CAPITAL

	June 30,	December 31,	March 31,
	2025	2024	2025
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	11.5%	11.4%	11.3%
Common Equity Tier 1 Capital Ratio	13.0%	12.3%	12.4%
Tier 1 Capital Ratio	13.5%	12.8%	12.9%
Total Capital Ratio	14.7%	15.4%	15.6%
Tangible Common Equity Ratio	10.5%	9.9%	10.1%

As of June 30, 2025, total stockholders’ equity was $622.4 million, representing 10.6% of total assets and a book value of $54.61 per common share. This compares to total stockholders’ equity of $599.6 million, or 10.0% of total assets, and a book value of $51.14 per common share at December 31, 2024. The $22.8 million increase in stockholders’ equity from December 31, 2024, was primarily driven by $36.9 million in net income and a $2.0 million increase from stock option exercises, partially offset by $9.2 million in cash dividends declared on the Company’s common stock and $20.0 million in common stock repurchases.

Decreased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $54.4 million (net of taxes) at December 31, 2024, also increased stockholders’ equity by $13.0 million during the first six months of 2025. These net unrealized losses primarily resulted from increased intermediate-term market interest rates in prior periods, which generally decreased the fair value of the investment securities and interest rate swaps. In the first six months of 2025, these market interest rates decreased, resulting in increases in the fair value of the Company’s investment securities and interest rate swaps.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $19.3 million and $24.7 million at June 30, 2025 and December 31, 2024, respectively, that were not included in its total capital balance. If held-to-maturity unrealized losses were included in capital (net of taxes) at June 30, 2025, they would have decreased total stockholder’s equity at that date by $14.6 million. This amount was equal to 2.3% of total stockholders’ equity of $622.4 million at June 30, 2025, compared to 3.1% of total stockholders’ equity at December 31, 2024.

On June 15, 2025, the Company redeemed all of its outstanding 5.50% fixed-to-floating rate subordinated notes due June 15, 2030, with an aggregate principal balance of $75 million. The total redemption price was 100% of the aggregate principal balance of the subordinated notes plus accrued and unpaid interest. The Company utilized excess cash on hand for the redemption payment.

In November 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of June 30, 2025, approximately 94,000 shares remained available under this stock repurchase authorization.

In April 2025, the Company’s Board of Directors approved a new stock repurchase program, which will succeed the existing repurchase program (authorized in November 2022) following the repurchase of the existing program’s remaining available shares. The new stock repurchase program authorizes the purchase, from time to time, of up to one million additional shares of the Company’s common stock.

During the three months ended June 30, 2025, the Company repurchased 175,998 shares of its common stock at an average price of $55.11, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $14.4 million.

During the six months ended June 30, 2025, the Company repurchased 349,342 shares of its common stock at an average price of $56.73, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $0.80 per common share, which, combined, reduced stockholders’ equity by $29.2 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At June 30, 2025, the Company had the following available secured lines and on-balance sheet liquidity:

June 30, 2025
Federal Home Loan Bank line	$1,216.1 million
Federal Reserve Bank line	338.9 million
Cash and cash equivalents	245.9 million
Unpledged securities – Available-for-sale	325.3 million
Unpledged securities – Held-to-maturity	24.0 million

During the six months ended June 30, 2025, the Company’s total deposits increased $78.6 million. Interest-bearing checking balances increased $18.5 million (0.8%), primarily in certain money market accounts, and non-interest-bearing checking balances increased $17.0 million (2.0%). Time deposits generated through the Company’s banking center and corporate services networks decreased $18.1 million (2.3%). Brokered deposits increased $61.2 million (7.9%) through a variety of sources. During the three months ended June 30, 2025, the Company’s total deposits decreased $73.9 million, with $62.1 million of this decrease in brokered deposits.

At June 30, 2025, the Company had the following deposit balances:

June 30, 2025
Interest-bearing checking	$2,233.2 million
Non-interest-bearing checking	859.9 million
Time deposits	757.7 million
Brokered deposits	833.3 million

At June 30, 2025, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $703.6 million (15% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, decreased $156.1 million, or 3.3%, from $4.69 billion at December 31, 2024 to $4.53 billion at June 30, 2025. This decrease was primarily driven by decreases in construction loans of $79.1 million, commercial real estate loans of $56.1 million, one- to four-family residential loans of $23.0 million and commercial business loans of $25.2 million, partially offset by an increase in other residential (multi-family) loans of $28.7 million. Compared to March 31, 2025, net loans decreased $156.4 million.

The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances represented by the unfunded portion of outstanding construction loans ($626.0 million at June 30, 2025). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$211,453	$211,119	$205,599	$203,964	$199,182
Secured by real estate (not one- to four-family)	—	—	—	—	—
Not secured by real estate – commercial business	102,891	106,211	106,621	82,435	104,452

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	96,935	96,807	94,501	101,545	100,669
Secured by real estate (not one-to four-family)	644,427	657,828	703,947	719,039	1,444,450

Loan commitments not closed
Secured by real estate (one-to four-family)	17,148	19,264	14,373	12,347	16,819
Secured by real estate (not one-to four-family)	13,002	50,296	53,660	48,153	157,645
Not secured by real estate – commercial business	27,003	18,484	22,884	11,763	50,145

	$1,112,859	$1,160,009	$1,201,585	$1,179,246	$2,073,362

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the three months ended June 30, 2025 and 2024, the Company did not record a provision expense on its portfolio of outstanding loans. During the six months ended June 30, 2025, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $500,000 in the same period in 2024. Total net recoveries were $111,000 for the three months ended June 30, 2025, compared to net recoveries of $168,000 during the same period in the prior year. Total net recoveries were $55,000 for the six months ended June 30, 2025, compared to net recoveries of $85,000 during the same period in the prior year. Additionally, for the quarter ended June 30, 2025, the Company recorded a negative provision for losses on unfunded commitments of $110,000, compared to a negative provision of $607,000 for the same period in 2024. For the six months ended June 30, 2025, the Company recorded a negative provision for losses on unfunded commitments of $458,000, compared to a negative provision of $477,000 for the same period in 2024.

The Bank’s allowance for credit losses as a percentage of total loans was 1.41% at June 30, 2025, an increase from 1.36% at both December 31, 2024 and March 31, 2025. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2025, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At June 30, 2025, non-performing assets were $8.1 million, a decrease of $1.5 million from $9.6 million at December 31, 2024 and a decrease of $1.4 million from $9.5 million at March 31, 2025. Non-performing assets as a percentage of total assets were 0.14% at June 30, 2025, compared to 0.16% at both December 31, 2024 and March 31, 2025.

Activity in the non-performing loan categories during the quarter ended June 30, 2025, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	368	—	—	—	—	—	(368)	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,076	154	—	—	—	—	(1,204)	2,026
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	38	7	—	—	—	—	(27)	18
Total non-performing loans	$3,482	$161	$—	$—	$—	$—	$(1,599)	$2,044

  Compared to March 31, 2025, non-performing loans decreased $1.4 million.
  The non-performing one- to four-family residential category consisted of eight loans at June 30, 2025, one of which was added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $614,000 at June 30, 2025. This relationship was added to non-performing loans in 2024 and is collateralized by a single-family residential property in the Sarasota, Fla. area.
  During the quarter ended June 30, 2025, one- to four-family residential loans experienced one loan pay-off totaling $884,000 and another related loan had a principal pay-down totaling $296,000. Additionally, the only loan in the non-performing land development category at the beginning of the quarter paid off.

Activity in the potential problem loans categories during the quarter ended June 30, 2025, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,128	34	(307)	—	—	—	(16)	1,839
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	4,313	—	—	—	—	—	(16)	4,297
Commercial business	—	33	—	—	—	—	—	33
Consumer	1,011	50	—	—	(2)	(11)	(11)	1,037
Total potential problem loans	$7,452	$117	$(307)	$—	$(2)	$(11)	$(43)	$7,206

  Compared to March 31, 2025, potential problem loans decreased $246,000.
  At June 30, 2025, the commercial real estate category consisted of three loans, all of which are part of one relationship and were added in 2024.
  The commercial real estate relationship is collateralized by three nursing care facilities located in southwest Missouri. The borrower’s business cash flow was negatively impacted by a reduction in available labor and increased operating costs as well as ongoing changes to the Missouri Medicaid reimbursement rate. Monthly payments were timely made prior to the transfer to this category and have continued to be paid timely.
  At June 30, 2025, the one- to four-family residential category consisted of ten loans, one of which was added to potential problem loans during the current quarter.
  The largest relationship in the one- to four-family category, which was reclassified from the consumer category during the first quarter of 2025, totaled $963,000 and is collateralized by multiple single-family residential properties in Indiana and Florida.
  At June 30, 2025, the consumer category of potential problem loans consisted of 14 loans, two of which were added during the current quarter.
  The largest loan in the consumer category is a home equity loan totaling $784,000 related to the nursing care facility relationship, noted above.

Activity in the foreclosed assets and repossessions categories during the quarter ended June 30, 2025 was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	6,036	—	—	—	—	6,036
Commercial business	—	—	—	—	—	—
Consumer	—	6	(2)	—	—	4
Total foreclosed assets and repossessions	$6,036	$6	$(2)	$—	$—	$6,040

  Compared to March 31, 2025, foreclosed assets increased $4,000.
  The commercial real estate category consisted of two foreclosed properties, one of which, totaling $76,000, was added during the first quarter of 2025.
  The largest asset in the commercial real estate category, totaling $6.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024.

BUSINESS INITIATIVES

Technology updates and advancements continue with the Company’s current core provider. Projects involving a full array of products and services are moving forward, with completions expected beginning in the third quarter of 2025 and continuing into 2026.

The Company installed 10 ITM units in the St. Louis, Mo. market, replacing existing end-of-life ATM units. The ITMs, all located at banking center locations, offer customers live teller services, extended banking hours, and services beyond those traditionally available via an ATM.

Construction of the Company’s new banking center at 723 N. Benton in Springfield, Mo., to replace the existing facility at that location, began in March 2025 and is on schedule for completion in the fourth quarter of 2025. The new facility, designed as a next-generation banking center, will allow for flexibility in testing new designs, processes, technology and tools, balanced with customer convenience. The Company has 11 other banking centers and an Express Center in Springfield.

Earnings Conference Call

The Company will host a conference call on Thursday, July 17, 2025, at 2:00 p.m. Central Time to discuss second quarter 2025 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BI5023532982f44a44b03e6e16deb1e937.

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2024, and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2025 and 2024, and the three months ended March 31, 2025, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2025	2024
Selected Financial Condition Data:	(In thousands)

Total assets	$5,854,672	$5,981,628
Loans receivable, gross	4,604,943	4,761,848
Allowance for credit losses	64,815	64,760
Other real estate owned, net	6,040	5,993
Available-for-sale securities, at fair value	527,543	533,373
Held-to-maturity securities, at amortized cost	183,100	187,433
Deposits	4,684,126	4,605,549
Total borrowings	450,483	679,341
Total stockholders’ equity	622,368	599,568
Non-performing assets	8,084	9,566

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025
	(In thousands)
Selected Operating Data:
Interest income	$80,975	$80,927	$161,218	$158,317	$80,243
Interest expense	30,012	34,109	60,921	66,683	30,909
Net interest income	50,963	46,818	100,297	91,634	49,334
Provision (credit) for credit losses on loans and unfunded commitments	(110)	(607)	(458)	23	(348)
Non-interest income	8,212	9,833	14,802	16,639	6,590
Non-interest expense	35,005	36,409	69,827	70,831	34,822
Provision for income taxes	4,494	3,861	8,784	7,024	4,290
Net income	$19,786	$16,988	$36,946	$30,395	$17,160

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.72	$1.45	$3.18	$2.58	$1.47
Book value	$54.61	$49.11	$54.61	$49.11	$53.03

Earnings Performance Ratios:
Annualized return on average assets	1.34%	1.17%	1.24%	1.05%	1.15%
Annualized return on average common stockholders’ equity	12.81%	12.03%	12.06%	10.69%	11.30%
Net interest margin	3.68%	3.43%	3.63%	3.38%	3.57%
Average interest rate spread	3.09%	2.77%	3.05%	2.71%	3.00%
Efficiency ratio	59.16%	64.27%	60.67%	65.42%	62.27%
Non-interest expense to average total assets	2.37%	2.50%	2.35%	2.44%	2.34%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.41%	1.39%	1.41%	1.39%	1.36%
Non-performing assets to period-end assets	0.14%	0.34%	0.14%	0.34%	0.16%
Non-performing loans to period-end loans	0.04%	0.23%	0.04%	0.23%	0.07%
Annualized net charge-offs (recoveries) to average loans	(0.01)%	(0.01)%	0.00%	0.00%	0.00%

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	June 30, 2025	December 31, 2024	March 31, 2025

Assets
Cash	$110,007	$109,366	$106,336
Interest-bearing deposits in other financial institutions	135,906	86,390	110,845
Cash and cash equivalents	245,913	195,756	217,181

Available-for-sale securities	527,543	533,373	535,914
Held-to-maturity securities	183,100	187,433	185,853
Mortgage loans held for sale	5,616	6,937	6,857
Loans receivable, net of allowance for credit losses of $64,815 – June 2025; $64,760 – December 2024; $64,704 – March 2025	4,534,287	4,690,393	4,690,636
Interest receivable	20,644	20,430	21,504
Prepaid expenses and other assets	133,614	136,594	132,930
Other real estate owned and repossessions, net	6,040	5,993	6,036
Premises and equipment, net	134,337	132,466	132,165
Goodwill and other intangible assets	9,877	10,094	9,985
Federal Home Loan Bank stock and other interest-earning assets	23,714	28,392	25,813
Current and deferred income taxes	29,987	33,767	28,968

Total Assets	$5,854,672	$5,981,628	$5,993,842

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,684,126	$4,605,549	$4,758,046
Securities sold under reverse repurchase agreements with customers	54,802	64,444	75,322
Short-term borrowings	369,907	514,247	359,907
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	—	74,876	74,950
Accrued interest payable	4,065	12,761	5,416
Advances from borrowers for taxes and insurance	8,822	5,272	7,451
Accounts payable and accrued expenses	76,763	70,634	65,528
Liability for unfunded commitments	8,045	8,503	8,155
Total Liabilities	5,232,304	5,382,060	5,380,549

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2025, December 2024 and March 2025 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2025 – 11,396,533 shares; December 2024 – 11,723,548 shares; March 2025 – 11,565,211 shares	114	117	116
Additional paid-in capital	51,646	50,336	51,076
Retained earnings	611,921	603,477	606,239
Accumulated other comprehensive loss	(41,313)	(54,362)	(44,138)
Total Stockholders’ Equity	622,368	599,568	613,293

Total Liabilities and Stockholders’ Equity	$5,854,672	$5,981,628	$5,993,842

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025
Interest Income
Loans	$73,830	$74,295	$146,901	$145,371	$73,071
Investment securities and other	7,145	6,632	14,317	12,946	7,172
	80,975	80,927	161,218	158,317	80,243
Interest Expense
Deposits	24,368	27,783	48,968	55,420	24,600
Securities sold under reverse repurchase agreements	372	394	743	727	371
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3,974	4,373	8,424	7,417	4,450
Subordinated debentures issued to capital trust	389	454	771	908	382
Subordinated notes	909	1,105	2,015	2,211	1,106
	30,012	34,109	60,921	66,683	30,909

Net Interest Income	50,963	46,818	100,297	91,634	49,334
Provision for Credit Losses on Loans	—	—	—	500	—
Provision (Credit) for Unfunded Commitments	(110)	(607)	(458)	(477)	(348)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	51,073	47,425	100,755	91,611	49,682

Non-interest Income
Commissions	411	269	673	650	262
Overdraft and Insufficient funds fees	1,266	1,230	2,481	2,519	1,215
POS and ATM fee income and service charges	3,444	3,588	6,678	6,771	3,234
Net gains on loan sales	893	1,127	1,494	1,804	601
Late charges and fees on loans	340	136	583	303	243
Gain (loss) on derivative interest rate products	(28)	(7)	(52)	(20)	(24)
Other income	1,886	3,490	2,945	4,612	1,059
	8,212	9,833	14,802	16,639	6,590

Non-interest Expense
Salaries and employee benefits	20,005	19,886	40,134	39,542	20,129
Net occupancy and equipment expense	8,435	7,841	16,968	15,680	8,533
Postage	825	777	1,756	1,584	931
Insurance	1,095	1,263	2,260	2,407	1,165
Advertising	705	891	995	1,241	290
Office supplies and printing	238	236	504	503	266
Telephone	705	685	1,411	1,406	706
Legal, audit and other professional fees	929	1,864	1,967	3,589	1,038
Expense (income) on other real estate and repossessions	(168)	285	(238)	346	(70)
Acquired intangible asset amortization	108	109	216	217	108
Other operating expenses	2,128	2,572	3,854	4,316	1,726
	35,005	36,409	69,827	70,831	34,822

Income Before Income Taxes	24,280	20,849	45,730	37,419	21,450
Provision for Income Taxes	4,494	3,861	8,784	7,024	4,290

Net Income	$19,786	$16,988	$36,946	$30,395	$17,160

Earnings Per Common Share
Basic	$1.73	$1.46	$3.20	$2.60	$1.47
Diluted	$1.72	$1.45	$3.18	$2.58	$1.47

Dividends Declared Per Common Share	$0.40	$0.40	$0.80	$0.80	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.1 million for both the three months ended June 30, 2025 and 2024. Net fees included in interest income were $2.1 million and $2.3 million for the six months ended June 30, 2025 and 2024, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2025	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.24%	$822,283	$8,750	4.27%	$877,957	$8,769	4.02%
Other residential	6.91	1,565,447	27,281	6.99	1,072,168	19,633	7.36
Commercial real estate	6.19	1,489,015	23,082	6.22	1,499,893	23,296	6.25
Construction	7.07	480,254	8,617	7.20	803,478	15,525	7.77
Commercial business	5.93	208,119	3,517	6.78	266,187	4,375	6.61
Other loans	6.39	167,548	2,583	6.18	170,467	2,697	6.36

Total loans receivable	6.16	4,732,666	73,830	6.26	4,690,150	74,295	6.37

Investment securities	3.17	727,336	6,099	3.36	696,239	5,347	3.09
Other interest-earning assets	4.37	97,463	1,046	4.30	97,340	1,285	5.31

Total interest-earning assets	5.74	5,557,465	80,975	5.84	5,483,729	80,927	5.94
Non-interest-earning assets:
Cash and cash equivalents		100,289			94,669
Other non-earning assets		256,923			250,244
Total assets		$5,914,677			$5,828,642

Interest-bearing liabilities:
Interest-bearing demand and savings	1.41	$2,225,933	7,791	1.40	$2,234,824	9,794	1.76
Time deposits	3.42	757,608	6,521	3.45	894,475	9,073	4.08
Brokered deposits	4.44	895,340	10,056	4.50	683,337	8,916	5.25
Total deposits	2.47	3,878,881	24,368	2.52	3,812,636	27,783	2.93
Securities sold under reverse repurchase agreements	2.33	65,607	372	2.27	76,969	394	2.06
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.55	347,303	3,974	4.59	339,270	4,373	5.18
Subordinated debentures issued to capital trust	6.14	25,774	389	6.05	25,774	454	7.08
Subordinated notes	---	62,631	909	5.82	74,699	1,105	5.95

Total interest-bearing liabilities	2.66	4,380,196	30,012	2.75	4,329,348	34,109	3.17
Non-interest-bearing liabilities:
Demand deposits		849,862			853,555
Other liabilities		66,585			80,905
Total liabilities		5,296,643			5,263,808
Stockholders’ equity		618,034			564,834
Total liabilities and stockholders’ equity		$5,914,677			$5,828,642

Net interest income:			$50,963			$46,818
Interest rate spread	3.08%			3.09%			2.77%
Net interest margin*				3.68%			3.43%
Average interest-earning assets to average interest-bearing liabilities		126.9%			126.7%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	June 30, 2025	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.24%	$826,426	$17,318	4.23%	$883,963	$17,466	3.97%
Other residential	6.91	1,555,881	53,731	6.96	1,016,071	36,491	7.22
Commercial real estate	6.19	1,499,665	46,096	6.20	1,499,767	46,064	6.18
Construction	7.07	485,392	17,270	7.17	830,025	31,368	7.60
Commercial business	5.93	209,944	7,339	7.05	276,131	8,984	6.54
Other loans	6.39	166,989	5,147	6.22	172,051	4,998	5.84

Total loans receivable	6.16	4,744,297	146,901	6.24	4,678,008	145,371	6.25

Investment securities	3.17	732,699	12,173	3.35	682,960	10,357	3.05
Other interest-earning assets	4.37	101,238	2,144	4.27	98,922	2,589	5.26

Total interest-earning assets	5.74	5,578,234	161,218	5.83	5,459,890	158,317	5.83
Non-interest-earning assets:
Cash and cash equivalents		100,537			92,572
Other non-earning assets		259,692			243,029
Total assets		$5,938,463			$5,795,491

Interest-bearing liabilities:
Interest-bearing demand and savings	1.41	$2,223,716	15,588	1.41	$2,229,302	19,276	1.74
Time deposits	3.42	764,791	13,235	3.49	916,098	18,238	4.00
Brokered deposits	4.44	893,983	20,145	4.54	686,079	17,906	5.25
Total deposits	2.47	3,882,490	48,968	2.54	3,831,479	55,420	2.91
Securities sold under reverse repurchase agreements	2.33	73,957	743	2.03	75,718	727	1.93
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.55	369,849	8,424	4.59	290,431	7,417	5.14
Subordinated debentures issued to capital trust	6.14	25,774	771	6.03	25,774	908	7.08
Subordinated notes	---	68,741	2,015	5.91	74,659	2,211	5.96

Total interest-bearing liabilities	2.66	4,420,811	60,921	2.78	4,298,061	66,683	3.12
Non-interest-bearing liabilities:
Demand deposits		835,888			854,202
Other liabilities		68,961			74,391
Total liabilities		5,325,660			5,226,654
Stockholders’ equity		612,803			568,837
Total liabilities and stockholders’ equity		$5,938,463			$5,795,491

Net interest income:			$100,297			$91,634
Interest rate spread	3.08%			3.05%			2.71%
Net interest margin*				3.63%			3.38%
Average interest-earning assets to average interest-bearing liabilities		126.2%			127.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the ratio of tangible common equity to tangible assets.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2025	2024
	(Dollars in thousands)

Common equity at period end	$622,368	$599,568
Less: Intangible assets at period end	9,877	10,094
Tangible common equity at period end (a)	$612,491	$589,474

Total assets at period end	$5,854,672	$5,981,628
Less: Intangible assets at period end	9,877	10,094
Tangible assets at period end (b)	$5,844,795	$5,971,534

Tangible common equity to tangible assets (a) / (b)	10.48%	9.87%

CONTACT:

Jeff Tryka, CFA,
Investor Relations,
(616) 233-0500
GSBC@lambert.com